EXHIBIT 99.1

Contact:
Ellen Corliss
 SVP, Investor Relations &
Corporate Communications
(919) 855-2112

Oxygen Biotherapeutics Enters License and Supply Agreement for Dermacyte® Products with the Cosmetics Division of Valor SA

MORRISVILLE, NC, February 11, 2013 — Oxygen Biotherapeutics, Inc. (“OBI”) (NASDAQ: OXBT), announced today that it has entered into a License and Supply Agreement with the Cosmetics Division of Valor SA of Lausanne, Switzerland, for Dermacyte, a perfluorocarbon based cosmetic product currently manufactured and distributed by Oxygen Biotherapeutics.  Per the agreement, Valor was granted the exclusive right to sell, import, export, distribute, package, label and otherwise commercialize Dermacyte.  Valor also is authorized to sublicense the license granted under this agreement provided that such sublicenses are consistent with the terms of the original licensing agreement.

Per the terms of the agreement, Valor must pay OBI an annual, non-refundable license fee as well as a royalty on all sales of Dermacyte when a specific agreed upon sales goal is achieved.

“We believe this licensing agreement is a big step forward in the reorganization process that our company has undertaken over the last year and a half,” said Michael Jebsen, President and Chief Financial Officer of OBI.  “We have returned to our roots as a drug development company creating our perfluorocarbon-based drug, Oxycyte®, for traumatic brain injury, stroke and decompression sickness. Currently we are working diligently to resume our TBI trials in Israel and Switzerland; we are collaborating with Aurum Biosciences to develop better MRI diagnostics for stroke patients; and we continue to provide Oxycyte to the U.S. Navy through a material transfer agreement, which is conducting preclinical studies using Oxycyte for decompression sickness. In addition, we continue to make significant progress in our domestic preclinical study program designed to further establish the safety profile of Oxycyte.  We believe that program remains on track for completion in June with reports being written this summer.”

About Dermacyte skin care products
Dermacyte Concentrate is a highly concentrated oxygen carrier skin care product made with our proprietary oxygen-carrier technology. It gives an “ultra” boost to trouble spots on your face that need it most, such as around your mouth, on your forehead, blemishes, and fine lines around your eyes.

Dermacyte Oxygenating Eye Complex is a lightweight, paraben-free oxygen-carrying serum bolstered by restorative ingredients such as Vitamin C, soothing oat kernel, antioxidants, hydrating sunflower oil and avocado essence. Furthermore, seed extracts from the Pacific and Northeast Meadowfoam plant aid in water loss prevention, a vital component to help overcome the drying effects of winter.

About Oxycyte
Oxycyte is a sterile, milky white, sub-micron (median diameter of 200-250 nm) perfluorocarbon (PFC) emulsion intended for intravenous injection.  It contains two key ingredients, perfluoro(t-butylcyclohexane) and egg yolk phospholipids (an emulsifier), along with several minor ingredients dispersed in water.  Research has shown that PFCs can dissolve and release large amounts of gases, including oxygen and carbon dioxide.  When formulated and delivered as an intravenous emulsion, PFCs have been shown to enhance the oxygenation of ischemic tissue.

About Oxygen Biotherapeutics, Inc.
Oxygen Biotherapeutics, Inc. is developing medical products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.  The company has also developed PFC-based creams and gels for topical delivery to the skin potentially for wound care and dermatologic conditions.  In addition, the Company has commercialized its Dermacyte® line of skin care cosmetics for the anti-aging market which, as noted above, has been sublicensed to Valor, SA, Cosmetics Division.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company’s control that could lead to delays in the commercialization of Dermacyte by Valor, our clinical study, new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current Form 10-Q filed on December 14, 2012, and our annual report on Form 10-K filed on July 24, 2012, as well as other filings with the SEC. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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